UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  July 31, 2025

MYRIAD GENETICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-26642	87-0494517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 North 2200 West
Salt Lake City, Utah 84116
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (801) 584-3600
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MYGN	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 Entry into a Material Definitive Agreement.

On July 31, 2025 (the “Closing Date”), Myriad Genetics, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with the lenders from time to time party thereto (“Lenders”), and OrbiMed Royalty & Credit Opportunities IV, LP, as administrative agent (in such capacity, “Administrative Agent”) and as initial lender, consisting of a $200 million term loan credit facility with an initial term loan (the “Initial Loan”) in a maximum principal amount of $125 million, which amount was funded on the Closing Date, and delayed draw term loans (the “Delayed Draw Loans” and together with the Initial Loan, the “Loans”) at the election of the Company on or prior to June 30, 2027, in a maximum principal amount of $75 million (the “Credit Facility”). The proceeds of the Credit Facility were or will be used for the working capital needs and general corporate purposes of the Company and its subsidiaries, including, without limitation, refinancing existing indebtedness.

The Credit Facility matures on July 31, 2030 (the “Maturity Date”). Loans outstanding under the Credit Facility will bear interest at a rate per annum equal to (x) the greater of the one-month SOFR Rate and 2.50% plus (y) an applicable margin of 6.50%. Commencing on September 30, 2029, and on the last business day of each fiscal quarter thereafter, the Company is required to make a scheduled principal payment equal to 2.50% of the unpaid principal amount of the loans outstanding on the fourth anniversary of the Closing Date, together with any applicable exit fee and repayment premium.

The Company may elect to prepay all or any portion of the amounts owed prior to the Maturity Date subject to a repayment premium. The Credit Facility is also subject to customary mandatory prepayments with the proceeds of indebtedness and certain asset sales and casualty events. In addition to the repayment premium referenced above, voluntary and mandatory prepayments and all other payments of the Credit Facility must also be accompanied by payment of accrued interest on the principal amount repaid or prepaid. The Credit Facility is also subject to other customary fee arrangements.

The obligations of the Company are guaranteed by certain of the Company’s material subsidiaries (the “Guarantors”) pursuant to a Guarantee. The obligations of the Company and the Guarantors under the Credit Agreement and Guarantee are secured by substantially all of the assets of the Company and the Guarantors under a Pledge and Security Agreement entered into with the Administrative Agent (the “Security Agreement”).

The Credit Agreement requires the Company and its subsidiaries, on a consolidated basis, to comply with a minimum trailing twelve-month revenue test as of the end of each month, commencing with the month ending December 31, 2025 at $615 million and increasing quarterly to $974 million beginning on December 31, 2029 and thereafter. In addition, the Credit Agreement contains customary representations and warranties and affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to incur liens, incur indebtedness, dispose of assets, make investments, make certain restricted payments, merge or consolidate and enter into certain speculative hedging arrangements. The Credit Agreement includes a number of customary events of default, including, among other things, nonpayment defaults, covenant defaults, cross-defaults to other material indebtedness, bankruptcy and insolvency defaults, material judgment defaults and the occurrence of a change of control. If any event of default occurs (subject, in certain instances, to specified grace periods), the principal, premium, if any, interest and any other monetary obligations on all the then outstanding amounts under the Credit Facility may become due and payable immediately.

The foregoing description of the Credit Agreement and the Security Agreement are qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement and the Security Agreement, which are filed as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Credit Agreement is incorporated herein by reference.

ITEM 8.01 Other Events.

On July 31, 2025, the Company issued a press release announcing the entry into the Credit Agreement which is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01    Financial Statements and Exhibits.

Exhibit Number	Description
10.1
Credit Agreement dated July 31, 2025 among Myriad Genetics, Inc., the lenders from time to time party thereto, and OrbiMed Royalty & Credit Opportunities IV, LP, as the administrative agent and initial lender.

10.2
Pledge and Security Agreement dated July 31, 2025, among Myriad Genetics, Inc., each of the other Guarantors and OrbiMed Royalty & Credit Opportunities IV, LP, as administrative agent for the secured parties.

99.1	Press Release dated July 31, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYRIAD GENETICS, INC.

Date: July 31, 2025	By:	/s/ Scott J. Leffler
Scott J. Leffler
Chief Financial Officer